Exhibit 8.1

DAVIS POLK & WARDWELL
450 LEXINGTON AVENUE
NEW YORK, NEW YORK 10017

February 8, 2008

JPMorgan Chase & Co.
270 Park Avenue
New York, New York 10017

Ladies and Gentlemen:

We have acted as special tax counsel to JPMorgan Chase & Co., a corporation incorporated under the laws of Delaware (the “Company”), in connection with the preparation and filing of a pricing supplement no. 993 dated February 6, 2008 relating to 98% Principal Protected Notes Linked to the Performance of an Equally Weighted Basket of Four Currencies Relative to the U.S. Dollar due February 11, 2009 (the “Pricing Supplement”) to product supplement no. 49-III dated December 17, 2007 relating to Principal Protected Notes Linked to the Performance of a Weighted Basket of Currencies or Currency Relative to a Reference Currency (the “Product Supplement”) to a prospectus supplement dated October 12, 2006 (the “Prospectus Supplement”) for the Company’s Global Medium-Term Notes, Series E, Global Warrants, Series E and Global Units, Series E, relating to a prospectus dated December 1, 2005 (the “Prospectus”) contained in the Company’s Registration Statement on Form S-3ASR (Registration Statement No. 333-130051) (the “Registration Statement”).  This opinion is being furnished in accordance with the requirements of Section 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the “Act”).

In our opinion, the discussions under the heading “United States Federal Taxation” in the Prospectus Supplement, under the heading “Certain U.S. Federal Income Tax Consequences” in the Product Supplement and under the heading “Selected Purchase Considerations – Taxed as Short-Term Debt Instruments” in the Pricing Supplement, subject to the conditions and limitations described therein, set forth the material U.S. federal income tax considerations applicable generally to holders of the securities offered pursuant to the Pricing Supplement as a result of the ownership and disposition of such securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “United States Federal Taxation” in the Prospectus Supplement, under the heading “Certain U.S. Federal Income Tax Consequences” in the Product Supplement and under the heading “Selected Purchase Considerations – Taxed as Short-Term Debt Instruments” in the Pricing Supplement.  By such consent we do not concede that we are an “expert” for the purposes of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell